Lumber Liquidators Announces Hiring of Chief Compliance and Legal Officer

TOANO, Va., Aug. 18, 2015 /PRNewswire/ -- Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced the hiring of Jill Witter as the Company's Chief Compliance and Legal Officer. Ms. Witter will report directly to Founder and Acting Chief Executive Officer, Thomas D. Sullivan, and has been consulting and advising the Company's Compliance team since early July.

Ms. Witter brings with her a deep background in compliance and legal experience in forest products, serving as General Counsel at Rayonier Inc. and the Forest Resources Division of the International Paper Company. Under her leadership as General Counsel and Ethics and Compliance Officer at Novation LLC, the company earned the Ethics Inside Certification from the Ethisphere Institute and was named to Ethisphere's lists of the World's Most Ethical Companies for the past three years.

Ms. Witter's duties will include directing all aspects of legal matters, including complex litigation management, compliance and compliance program development, quality assurance and public affairs for the Company.

Mr. Sullivan commented, "I have great confidence that Jill will help strengthen our compliance programs and reinforce our ongoing commitment to uncompromising integrity in how we conduct ourselves, individually and as a company, as we continue to focus on our strength of providing quality flooring, at the best price, for our customers."

About Lumber Liquidators

With more than 365 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and vinyl plank. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about the corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

For further information contact:

Lumber Liquidators Investor Relations
Ashleigh McDermott
Tel: 757.566.7512

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